UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2025

CNH Industrial N.V.

(Exact name of registrant as specified in its charter)

Netherlands	001-36085	98-1125413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Cranes Farm Road, Basildon, Essex, SS14 3AD, United Kingdom		N/A
(Address of principal executive offices)		(Zip Code)

+44 2079 251964

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, par value €0.01	CNH	New York Stock Exchange
3.850% Notes due 2027	CNH27	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

☐ Emerging Growth Company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(e) of the Exchange Act ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 10, 2025, CNH Industrial N.V. (“CNH” or the “Company”) announced that Oddone Incisa, the Company’s Chief Financial Officer, will step down effective May 6, 2025 (the “Transition Date”) and will be succeeded by James (Jim) Nickolas as of the Transition Date (the “Chief Financial Officer Transition”). Mr. Nickolas will serve as the Company’s principal financial officer and principal accounting officer as of the Transition Date. Following the Transition Date, Mr. Incisa will continue to serve as an employee through May 31, 2025.

Mr. Nickolas, age 54, has over 30 years of experience in corporate finance, mergers and acquisitions, business strategy, tax and investment banking. He most recently served as Chief Financial Officer and Executive Vice President at Martin Marietta, a US-based supplier of construction materials. Prior to this, he spent close to a decade at construction multinational Caterpillar where his previous roles included Head of Corporate Development and Caterpillar Ventures, CFO of the Resources Industries segment, and CFO of the Global Mining unit. Mr. Nickolas holds a Bachelor of Science degree in Accounting from the University of Illinois at Urbana-Champaign and both an MBA in Finance and a JD degree from the University of Chicago.

In connection with the Chief Financial Officer Transition, the Company has entered into an employment agreement with Mr. Nickolas, dated April 9, 2025 (the “Employment Agreement”). The Employment Agreement provides that Mr. Nickolas will commence serving as the Company’s Chief Financial Officer as of the Transition Date. Pursuant to the Employment Agreement, Mr. Nickolas will receive an annual base salary of $825,000. Mr. Nickolas is also eligible to receive (1) an annual cash bonus with a target opportunity equal to no less than 100% of his base salary, and (2) annual long-term incentive awards with an aggregate grant date value of no less than 375% of base salary. To offset equity awards forfeited from his prior employer, Mr. Nickolas will be eligible to receive a one-time restricted stock unit grant with an aggregate grant date value of no less than $4,500,000 vesting in equal installments in 2026 and 2027. Further, in consideration of and to offset Mr. Nickolas for retirement benefits forfeited at his prior employer, Mr. Nickolas will receive a one-time restricted stock unit award with an aggregate grant date fair value no less than $3,600,000 cliff vesting in 2030 (the “Supplemental Equity Award”). Mr. Nickolas is also eligible to participate in employee benefit plans and programs consistent with those provided generally to similarly-situated executives from time to time.

Under the Employment Agreement, if Mr. Nickolas experiences a Qualifying Termination (as such term is defined in the Employment Agreement), Mr. Nickolas will receive cash severance equal to 12 months base salary as of the termination date, payable in equal installments over 12 months. In addition, Mr. Nickolas’s Supplemental Equity Award will fully vest, and he will receive payment of any unpaid annual bonus for a completed year preceding the year in which the termination occurs (the “Prior Year Bonus”). Upon a termination within 24 months after a Change of Control (as such term is defined in the Employment Agreement), Mr. Nickolas will be entitled to receive cash severance equal to 24 months of Mr. Nickolas’s base salary in effect on the termination date, payable 60 days after termination; full vesting of equity and long-term incentive awards, at the target level of performance (if applicable); and any unpaid Prior Year Bonus paid 60 days after the termination. Severance and post-termination vesting benefits payable pursuant to the Employment Agreement are subject to Mr. Nickolas’s execution and non-revocation of a release of claims and compliance with restrictive covenants, including non-solicitation and non-competition covenants that continue for one year following a termination of employment.

In addition, in connection with the Chief Financial Officer Transition, under the statutory requirements of the collective bargaining agreement applicable to senior employees in Italy, Mr. Incisa is eligible to receive 12 months of eligible pay for the notice period plus 22 months of additional pay, or €4,201,485.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 7.01.	Regulation FD Disclosure.

On April 10, 2025, the Company issued a press release announcing the Chief Financial Officer Transition. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.1, is furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Executive Employment Agreement, dated as of April 9, 2025, by and between CNH Industrial N.V. and James A. Nickolas.

99.1	Press Release of CNH, dated April 10, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CNH INDUSTRIAL N.V.

	By:	/s/ Roberto Russo
	Name:	Roberto Russo
	Title:	Chief Legal and Compliance Officer

Date: April 10, 2025